EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HIBERNIA HOMESTEAD BANCORP, INC.
COMPLETES STOCK OFFERING

    New Orleans, Louisiana – (January 28, 2009) – Hibernia Homestead Bancorp, Inc., the newly formed holding company for Hibernia Homestead Bank, New Orleans, Louisiana, announced that it has completed its initial public stock offering in connection with the Bank's conversion from the mutual to the stock form of organization.  The Company issued a total of 1,113,334 shares of its common stock for an aggregate of $11,133,340 in total offering proceeds. The common stock is expected to be quoted on the OTC Bulletin Board on Wednesday, January 28, 2009, under the symbol "HIBE".

    A Peyton Bush, III, President and Chief Executive Officer, stated, "We are pleased with the strong participation of so many of our customers and community leaders.  The confidence they have demonstrated by investing in the Company's stock reflects their recognition of Hibernia’s bright future as a full service community bank.  We look forward to enhancing value for our new shareholders as we execute the Bank’s growth plan."

    Patrick W. Browne, Jr., Chairman of the Board, stated, "Hibernia has been a trusted institution in the New Orleans area since 1903.  While other banks have struggled with capital and liquidity, Hibernia’s capital and liquidity levels are among the strongest in the country for a bank of our size.  The additional capital provided by our public offering will help us serve our customers even better and attract new clients looking for a strong, local bank."

    As of September 30, 2008, the Bank had $50.2 million in assets, $35.2 million in deposits and $14.1 million in total equity.  The amount of the Bank's total equity at September 30, 2008, does not give effect to the net proceeds raised in the offering which will be added to total equity following completion of the offering. The Bank is a Louisiana chartered savings bank serving business and personal clients from its headquarters in New Orleans, Louisiana and two additional full service branch offices in the greater New Orleans area.

    Sandler O'Neill & Partners, L.P. served as financial advisor and marketing agent with regard to the Company's offering. Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., served as special counsel to Hibernia Homestead Bancorp for the conversion and stock offering.

    This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

    Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Hibernia Homestead Bancorp’s prospectus, dated November 12, 2008, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made.  We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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Contacts:
Hibernia Homestead Bancorp, Inc.
A. Peyton Bush, III
President & Chief Executive Officer
504-522-3203